Exhibit 99.2

Source: Carolina Bank Holdings, Inc.

Carolina Bank Holdings, Inc. to Present At Southeast 2007

SuperCommunity Bank Investor Conference

GREENSBORO, N.C., Feb. 13, 2007 (PRIME NEWSWIRE) (PRIMEZONE) — Carolina Bank Holdings, Inc. (Nasdaq:CLBH) will be presenting at the Southeast 2007 SuperCommunity Bank Conference in Atlanta, GA. Robert T. Braswell, President and CEO, and T. Allen Liles, CFO, are scheduled to present on Wednesday, February 14th at approximately 3:40 p.m. ET.

The presentation will be webcast and may be accessed at http://www.super-communitybanking.com/se/webcast.htm. To listen to the live webcast, please go to the website at least fifteen minutes early to download and install any necessary software. The presentation will also be available on the Carolina Bank Holdings website (www.carolinabank.com) both live and in archive for 30 days following the event.

About the Company

Carolina Bank, the banking subsidiary of Carolina Bank Holdings, Inc., began banking operations on November 25, 1996. The parent company is a North Carolina corporation organized in 2000. The bank is engaged in lending and deposit gathering activities in the Piedmont Triad of North Carolina, with operations in three counties: Guilford, Alamance and Randolph. The Bank has six full-service banking locations — three in Greensboro, one in Asheboro, one in Burlington, and one in High Point, North Carolina. The Company’s stock is listed on the Nasdaq Capital Market, under the symbol CLBH. Further information is available on the Company’s web site: http://www.carolinabank.com.

The Carolina Bank Holdings, Inc. logo is available at

http://www.primezone.com/newsroom/prs/?pkgid=2257

CONTACT:	Carolina Bank Holdings, Inc.

Robert T. Braswell, President and CEO

(336) 286-8761

b.braswell@carolinabank.com